AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES

   EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (Dollars in Millions)


                                            Year Ended December 31,
                                        1996    1995    1994    1993    1992

Pretax income excluding
  discontinued operations             $332.3  $113.0  $ 41.2  $190.1  $ 84.1

Less undistributed equity in
  (earnings) losses of affiliates        4.4     2.7      -       -       -

Fixed charges:
  Interest expense                      38.8    44.9    53.2    62.8    69.6
  One-third of rentals                   3.7     4.4     4.3     4.4     4.4

    EARNINGS                          $379.2  $165.0  $ 98.7  $257.3  $158.1



Fixed charges:
  Interest expense                    $ 38.8  $ 44.9  $ 53.2  $ 62.8  $ 69.6
  One-third of rentals                   3.7     4.4     4.3     4.4     4.4

    FIXED CHARGES                     $ 42.5  $ 49.3  $ 57.5  $ 67.2  $ 74.0



Ratio of Earnings to Fixed Charges      8.92    3.35    1.72    3.83    2.14

Earnings in Excess of Fixed Charges   $336.7  $115.7  $ 41.2  $190.1  $ 84.1





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